Exhibit 22.1


SUBSIDIARIES OF REGISTRANT


Name                                              State of incorporation
-----------------------------                     ----------------------
Financial Federal Credit Inc.                     Texas


     Names of other particular subsidiaries have been omitted since in the aggregate they do not constitute a significant subsidiary as of July 31, 1997 as defined by Rule 1-02(w) of Regulation S-X.